2005 Market Street Suite 2600 Philadelphia, PA 19103 T: 215.564.8000

September 25, 2026

Board of Trustees

Northern Funds

50 South LaSalle Street

Chicago, Illinois 60603

Re:	Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as counsel to Northern Funds, a statutory trust organized under Delaware law (the “Trust”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “SEC”) of a Registration Statement on Form N-14 (the “N-14 Registration Statement”) under the Securities Act of 1933 (the “Securities Act”) to accomplish the proposed reorganization (the “Reorganization”) of a series of the Trust, Income Equity Fund (the “Target Fund”) with and into another series of the Trust, Northern Trust Equity Income ETF (the “Acquiring Fund”).

Pursuant to the Agreement and Plan of Reorganization (the “Agreement and Plan”): (i) all of the Target Fund’s property, goodwill, and assets of every description and all interests, rights, privileges and powers that are shown as an asset on the books and records of the Target Fund as of the closing time, less the value of (a) cash in lieu of fractional Acquiring Fund shares, and (b) cash to be distributed to the shareholders of the Target Fund who do not hold Target Fund shares through a brokerage account or individual retirement account that can accept Acquiring Fund shares (the sum of the values in (a) and (b) referred to as the “Excluded Amount”), and (ii) the Acquiring Fund in exchange therefor shall assume all of the liabilities of the Target Fund, and deliver to the Target Fund the number of Acquiring Fund shares having an aggregate net asset value equal to the value of the Target Fund’s net assets less the Excluded Amount, attributable to the Target Fund shares outstanding on the closing date. According to the Agreement and Plan, the Target Fund will be liquidated and dissolved following its Reorganization. The purpose of the N-14 Registration Statement is to register shares to be issued by the Acquiring Fund to the Target Fund shareholders in connection with the Acquiring Fund’s Reorganization (“Shares”).

This opinion is furnished in accordance with the requirements of Item 16(11) of Form N-14 under the Securities Act.

We have examined (i) Agreement and Declaration of Trust of the Trust, as amended (the “Declaration”); (ii) the Amended and Restated By-Laws of the Trust, as amended (the “By-Laws”); (iii) certain resolutions adopted by the Board of Trustees of the Trust relating to the Reorganization; (iv) the form of Agreement and Plan, which was approved by the Board at a meeting held on September 24, 2026; and (v) a Certificate of Good Standing of the Trust dated September 25, 2026 from the State of Delaware.

We have also examined the N-14 Registration Statement of the Acquiring Fund as well as the Registration Statement on Form N-1A filed by the Trust, on behalf of the Target Fund and the Acquiring Fund under the Investment Company Act of 1940 (the “1940 Act”) and the Securities Act, as amended to date, as well as other items we deem material to this opinion.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Trust and others. Any change in any law, regulation, or interpretation after the date hereof, or any change in the facts could cause a change in our opinion. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances that may hereafter occur whether the same are retroactively or prospectively applied.

This opinion is based exclusively on the provisions of the Delaware Statutory Trust Act governing the issuance of the Shares of the Funds and the reported case law thereunder, and does not extend to the securities or “blue sky” laws of the State of Delaware or other States.

We have assumed the following for purposes of this opinion:

1.

The Shares will be issued in accordance with the Agreement and Plan, the N-14 Registration Statement, the Declaration and By-Laws, and resolutions of the Trust’s Board of Trustees relating to the authorization and issuance of the Shares.

2.	The Shares will be issued against payment therefor as described in the Agreement and Plan and N-14 Registration Statement.

Based upon and subject to the foregoing, we are of the opinion that, when the N-14 Registration Statement becomes effective under the Securities Act and when issued and paid for upon the terms provided in the N-14 Registration Statement and the Agreement and Plan, the Shares to be issued pursuant to the N-14 Registration Statement by the Acquiring Fund in connection with the Reorganization will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the N-14 Registration Statement of the Trust and we further consent to reference in the N-14 Registration Statement of the Trust to the fact that this opinion concerning the legality of the issue has been rendered by us. Stradley Ronon Stevens & Young, LLP

Very truly yours,

/s/ STRADLEY RONON STEVENS & YOUNG, LLP

STRADLEY RONON STEVENS & YOUNG, LLP